                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                      CHAMPION INTERNATIONAL CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                      CHAMPION INTERNATIONAL CORPORATION
- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[LOGO]





                 NOTICE OF 1995 ANNUAL MEETING OF SHAREHOLDERS
                              AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 18, 1995
- --------------------------------------------------------------------------------

     The Annual Meeting of Shareholders of Champion International Corporation will be held at One Champion Plaza, Stamford, Connecticut, on Thursday, May 18, 1995 at 9:30 a.m., for the following purposes:

      1. To elect four directors to serve until the 1998 Annual Meeting of Shareholders.

      2. To consider and act upon a proposal to approve the appointment of Arthur Andersen LLP as auditors for 1995.

      3. To consider and act upon the shareholder proposals set forth in the following Proxy Statement.

      4. To transact such other business as may come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on March 30, 1995 as the record date for the determination of the holders of Common Stock and Preference Stock, $92.50 Cumulative Convertible Series, entitled to notice of and to vote at the meeting.

     Please mark, sign and return promptly the accompanying proxy so that your shares may be represented at the meeting. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

By order of the Board of Directors,

Lawrence A. Fox
Vice President and Secretary
Champion International Corporation
One Champion Plaza
Stamford, Connecticut 06921

April 13, 1995

                       CHAMPION INTERNATIONAL CORPORATION
                                PROXY STATEMENT

SOLICITATION AND REVOCATION OF PROXIES

     The accompanying proxy is being solicited by the Board of Directors of Champion International Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on May 18, 1995. A shareholder giving a proxy may revoke it at any time before it is voted at the meeting by executing a later-dated proxy, by voting by ballot at the meeting or by filing a revocation with the inspectors of election.

     The Company will pay the cost of this solicitation of proxies for the meeting. In addition to using the mails, officers and other employees may solicit proxies in person and by telephone and other methods of telecommunication. The Company will reimburse brokers, banks and others who are record holders of the Company's stock for their reasonable expenses incurred in obtaining voting instructions from the beneficial owners of such stock. In addition, Morrow & Co., Inc., which will assist the Company in soliciting proxies, will be paid a fee estimated at $20,000.

     This Proxy Statement and the accompanying proxy are scheduled to be sent to shareholders commencing on April 13, 1995.

VOTING RIGHTS

     Only holders of record at the close of business on March 30, 1995 of the Company's Common Stock and Preference Stock, $92.50 Cumulative Convertible Series (the "$92.50 Preference Stock"), are entitled to notice of and to vote at the meeting or any adjournment thereof. At the close of business on the record date, there were outstanding 93,617,947 shares of Common Stock and 300,000 shares of $92.50 Preference Stock.

     As provided in the Restated Certificate of Incorporation, as amended, (i) each share of Common Stock is entitled to one vote, and (ii) each share of $92.50 Preference Stock is entitled to 26.31579 votes (which represents one vote for each share of Common Stock issuable upon conversion of a share of $92.50 Preference Stock).

     Voting is on a confidential basis except in certain limited circumstances. The Company's confidential voting policy provides that all proxies, ballots, voting instructions from employee benefit plan participants and voting tabulations that identify the particular vote of a shareholder or benefit plan participant be held permanently in confidence from the Company except (i) as necessary to meet legal requirements or to pursue or defend legal actions; (ii) to allow the inspectors of election to certify the results of the vote; (iii) when expressly requested by a shareholder or benefit plan participant; or (iv) in the event of a contested proxy solicitation. The Company's transfer agent, Chemical Bank, will tabulate the vote, and employees of the transfer agent will serve as inspectors of election. Proxies and benefit plan voting instructions are returned in envelopes addressed to the transfer agent and, except in the limited circumstances specified above, are not seen by or reported to the Company.

     Directors will be elected by a plurality of the votes cast in the election of directors. Under New York law, votes withheld with respect to one or more of the nominees will not be counted as votes cast for such individuals and, accordingly, will have no effect on the outcome of the vote. Similarly, under New York law, shares which brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners ("broker non-votes"), if any, will not be counted and, accordingly, will have no effect on the outcome of the vote.

     Approval of each of the other proposals set forth in this Proxy Statement requires the affirmative vote of a majority of the votes cast on such proposal. Under New York law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions and any broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote.

PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information with respect to each person who is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities. The percent of the class owned by each such person is based upon the total number of shares of the class outstanding on the record date. Except as noted below, each such person has sole voting and investment power with respect to all of the shares included in the table.

                               Name and Address              Amount and Nature         Percent
  Title of Class             of Beneficial Owner          of Beneficial Ownership     of Class
- -----------------------------------------------------------------------------------------------
Common Stock            Loews Corporation
                        667 Madison Avenue                 14,561,253 shares(1)         15.55%
                        New York, New York 10021(1)

Common Stock            FMR Corp.
                        82 Devonshire Street                7,342,149 shares(2)          7.82%
                        Boston, Massachusetts 02109(2)

$92.50 Preference       Berkshire Hathaway Inc.
Stock                   1440 Kiewit Plaza                    300,000 shares(3)            100%
                        Omaha, Nebraska 68131(3)
- -----------------------------------------------------------------------------------------------

        (1) This information is as of April 5, 1995 and is based upon an Amendment to Schedule 13D filed with the Securities and Exchange Commission by Loews Corporation ("Loews"). In its report, Loews stated that such shares include 43,453 shares of Common Stock issuable upon conversion of $1,510,000 principal amount of the Company's 6 1/2% Convertible Subordinated Debentures due April 15, 2011 owned by a subsidiary of Loews.

              On the record date for the Annual Meeting of Shareholders, Loews beneficially owned 15,196,253 shares of Common Stock.

              Pursuant to an agreement dated February 2, 1994 between the Company and Loews, the Company, at Loews's expense, filed a shelf registration statement under the Securities Act of 1933, as amended, covering all of the shares of the Company's Common Stock owned directly by Loews. The registration statement was declared effective by the Securities and Exchange Commission on February 9, 1994.

        (2) This information is as of December 31, 1994 and is based upon a Schedule 13G filed with the Securities and Exchange Commission by FMR Corp. In its report, FMR Corp. stated that (i) such shares are beneficially owned by two subsidiaries and one former subsidiary (collectively, the "Fidelity Companies") and are held for the accounts of various clients; (ii) such shares include 212,943 shares of Common Stock issuable upon conversion of $7,400,000 principal amount of the Company's 6 1/2% Convertible Subordinated Debentures due April 15, 2011; and (iii) the Fidelity Companies have sole voting power with respect to 77,305 of such shares and sole dispositive power with respect to all of such shares.

        (3) This information is as of the record date. Such shares are owned by nine subsidiaries of Berkshire Hathaway Inc. The shares are convertible at any time into an aggregate of 7,894,737 shares of Common Stock, which would have constituted approximately 7.78% of the Common Stock outstanding at the close of business on the record date after giving effect to such conversion.

THE BOARD OF DIRECTORS

GENERAL

     The Board of Directors, which is divided into three classes normally elected for three-year terms, presently consists of 13 directors.

     Ten meetings of the Board were held in 1994. Ten regular meetings are scheduled for 1995, one in each month except July and December. All directors attended at least 75% of the Board meetings and meetings of committees on which they served during 1994.

THE NOMINEES

     In accordance with the recommendation of its Committee on Board Affairs, the Board of Directors has chosen four persons as nominees for election to the Board.

     Sybil C. Mobley, Lawrence G. Rawl, Andrew C. Sigler and John L. Weinberg, who previously have been elected by the shareholders and whose terms will expire at the 1995 Annual Meeting of Shareholders, have been nominated for regular three-year terms expiring at the 1998 Annual Meeting.

     If, for any reason, any of the nominees should not be a candidate for election at the meeting, the proxies may be voted for another person nominated by the Board of Directors or the number of directors may be reduced accordingly. The Committee on Board Affairs does not anticipate that any of the nominees will be unavailable.

INFORMATION ON THE NOMINEES AND DIRECTORS

     The following table sets forth the names of the nominees and the directors continuing in office after the 1995 Annual Meeting, their terms of office, the years in which they first became directors of the Company and their ages.

        Name                                  Term Will Expire       First Elected a Director       Age
        -----------------------------------------------------------------------------------------------
        Robert A. Charpie                           1996                       1975                 69
        Alice F. Emerson                            1996                       1993                 63
        Allan E. Gotlieb                            1996                       1989                 67
        L. C. Heist                                 1997                       1987                 63
        Sybil C. Mobley                             1998                       1981                 69
        H. Barclay Morley                           1997                       1979                 66
        Kenwood C. Nichols                          1996                       1989                 55
        Lawrence G. Rawl                            1998                       1989                 66
        Walter V. Shipley                           1997                       1983                 59
        Andrew C. Sigler                            1998                       1973                 63
        James S. Tisch                              1997                       1993                 42
        Richard E. Walton                           1997                       1987                 63
        John L. Weinberg                            1998                       1989                 70
        -----------------------------------------------------------------------------------------------

     Mr. Charpie served as President of Cabot Corporation, a producer of chemicals, metals, oil and gas, from 1969 to 1986 and as Chairman of the Board of Cabot from 1986 to 1988. He is Chairman of Ampersand Venture Management Corporation, a venture capital investment management firm. He also is a director of Ashland Coal, Inc., Cabot, Ceramics Process Systems Corporation and Federated Department Stores, Inc.

     Ms. Emerson is a Senior Fellow of The Andrew W. Mellon Foundation, a philanthropic institution. From 1975 until joining the Mellon Foundation in 1991, she served as President of Wheaton College in Norton, Massachusetts. She also is a director of AES Corporation, Bank of Boston Corporation and Eastman Kodak Company.

     Mr. Gotlieb served as Canada's Ambassador to the United States from 1981 to 1989 and as Chairman of Burson-Marsteller Canada, a public relations firm, from 1991 to April 1995. He is a director of Alcan Aluminium Limited, Hollinger Inc., Peoples Jewellers Limited and Suncor Inc.

     Mr. Heist was elected President, chief operating officer and a director of the Company in 1987. He also is a director of The Ryland Group, Inc.

     Mrs. Mobley has been Dean of the School of Business and Industry at Florida Agricultural and Mechanical University since 1974. She also is a director of Anheuser-Busch Companies, Inc., Dean Witter, Discover & Co., Hershey Foods Corporation, Sears, Roebuck and Co. and Southwestern Bell Corporation.

     Mr. Morley was chief executive officer of Stauffer Chemical Company from 1974 and Chairman of the Board of Stauffer from 1977 until its merger into Chesebrough-Pond's Inc. in 1985. He is a director of American Maize-Products Company, The Bank of New York Company, Inc. and its subsidiary, The Bank of New York, and Schering-Plough Corporation.

     Mr. Nichols was elected Vice Chairman and a director of the Company in 1989.

     Mr. Rawl was Chairman of the Board and chief executive officer of Exxon Corporation, the petroleum company, from 1987 until 1993. He is a director of Warner-Lambert Company.

     Mr. Shipley is Chairman of the Board and chief executive officer of Chemical Banking Corporation and its subsidiary, Chemical Bank. He has served as Chairman and chief executive officer or as President of each of those companies since 1982. He also is a director of NYNEX Corporation and The Reader's Digest Association, Inc.

     Mr. Sigler has been chief executive officer of the Company since 1974 and Chairman of the Board since 1979. He also is a director of AlliedSignal Inc., Bristol-Myers Squibb Company, Chemical Banking Corporation and its subsidiary, Chemical Bank, and General Electric Company.

     Mr. Tisch is President, chief operating officer and a director of Loews Corporation, a diversified holding company. From 1986 to 1994, he was Executive Vice President and a director of Loews. He also is a director of CNA Financial Corporation.

     Mr. Walton is a professor at the Harvard Graduate School of Business Administration. He joined the Harvard Business School faculty in 1968 and specializes in organizational development and work innovation in industry.

     Mr. Weinberg is Senior Chairman of Goldman, Sachs & Co. He is the former senior partner of Goldman Sachs, having served as chairman of its Management Committee from 1984 until 1990. He also is a director of E.I. du Pont de Nemours & Company, The B.F. Goodrich Company, Knight-Ridder, Inc., Providian Corporation and The Seagram Company Ltd.

COMMITTEES

     The Board of Directors has four standing committees, each of which is composed entirely of outside directors. The membership and principal responsibilities of the Board committees are presented below.

         Audit Committee                                  Compensation and Stock Option Committee

         Walter V. Shipley, Chairman                      Lawrence G. Rawl, Chairman
         Richard E. Walton, Vice Chairman                 Robert A. Charpie
         Alice F. Emerson                                 H. Barclay Morley
         Allan E. Gotlieb                                 James S. Tisch
         Sybil C. Mobley                                  John L. Weinberg

         Committee on Board Affairs                       Pension Funding and Investment Committee

         Robert A. Charpie, Chairman                      Robert A. Charpie, Chairman
         Lawrence G. Rawl                                 Alice F. Emerson
         Walter V. Shipley                                Allan E. Gotlieb
         James S. Tisch                                   Sybil C. Mobley
         John L. Weinberg                                 Richard E. Walton

     The Audit Committee recommends to the Board of Directors the firm of independent auditors to be engaged to audit the annual consolidated financial statements of the Company; reviews the annual audit plan as proposed by the independent auditors and the fees to be paid for such services; reviews management's engagement of independent auditors to perform non-audit services and determines whether such engagement unduly influences the auditors' independence; reviews and evaluates with the independent auditors the results of the audit process; reviews and evaluates the organization, scope of activity and effectiveness of the Company's internal audit function; discusses with senior management, the independent auditors and the internal audit department their observations with respect to the Company's system of internal accounting control; performs other activities deemed by the committee to provide necessary oversight of the Company's public financial reporting process; and performs other duties assigned by the Board of Directors. The Audit Committee held two meetings in 1994.

     The Committee on Board Affairs advises the Board of Directors on possible director nominees and on policy matters concerning the composition, organization, work and affairs of the Board and its committees. Shareholders are invited to submit matters of interest relating to the Company, including possible director nominees, for the consideration of this committee by writing to it at the Company's principal executive office. This committee also evaluates the performance of the Company's directors and committee members. The Committee on Board Affairs held two meetings in 1994.

     The Compensation and Stock Option Committee has responsibility for the compensation of officers and other key employees and for significant salary increases proposed for other employees. This committee determines general management compensation policies; makes awards under the Company's incentive compensation plans; reviews the Company's management succession plan; and authorizes the holding of outside directorships by Company executives. The Compensation and Stock Option Committee held four meetings and took action by unanimous written consent once in 1994.

     The Pension Funding and Investment Committee approves the actuarial methods and assumptions used in funding the Company's pension plans, approves the investment policy and guidelines of the plans and reviews the plans' investment performance. In addition, it establishes and monitors policies with respect to the voting of stock owned by the Company's pension plans. This committee also reviews and makes recommendations on pension and employee benefit matters submitted to the Board of Directors. The Pension Funding and Investment Committee held two meetings in 1994.

DIRECTORS' COMPENSATION

     Each director who is not an employee of the Company receives an annual retainer of $30,000 for services as a director and a fee of $1,500 for each Board meeting attended. In addition, each committee chairman receives an annual retainer of $5,000, and committee members, including chairmen, receive a fee of $1,000 for each committee meeting attended. The Company provides $50,000 of group term life insurance and $200,000 of travel accident insurance to the outside directors as well as director liability insurance for all directors.

     At the director's option, fees are paid quarterly in cash as earned or converted into units equivalent to shares of the Company's Common Stock based on the closing price of the Common Stock on the last day of the quarter. Payment in respect of units is made in cash, at the election of the director, either in a single lump sum on any June 1 within 10 years after retirement from the Board or in up to 10 annual installments following retirement; payment is based on the average closing price of the Common Stock during the two calendar months preceding the lump sum payment or each installment payment. The number of units accrued in 1994 was equivalent to 5,862 shares, and the total number of units accrued for incumbent directors as of March 15, 1995 was equivalent to 46,803 shares.

     The Company maintains an unfunded retirement plan for directors who are not employees or former employees of the Company. Under the plan, each such director who serves on the Board of Directors for at least seven years and retires from the Board at or after age 65 receives an annual retirement benefit equal to the annual director's retainer in effect at the time of his or her retirement. This benefit is paid for a period equal to the number of years that the director served on the Board. All payments cease upon the death of the director; there are no survivor benefits.

STOCK OWNERSHIP BY NOMINEES, DIRECTORS AND
NAMED EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the shares of the Company's Common Stock beneficially owned, as of March 15, 1995 (or, in the case of Mr. Tisch, April 5, 1995), by each nominee and director, by each of the executive officers included in the Summary Compensation Table presented later in this Proxy Statement and by all directors and executive officers as a group.(1) The percent of the class is based upon the total number of shares of the Company's Common Stock outstanding on the record date.

          Name                Shares(2),(3)                   Percent of Class
- -------------------------------------------------------------------------------
William H. Burchfield               20,413         (86,700)              *
Robert A. Charpie                    7,528                               *
Alice F. Emerson                       430                               *
Allan E. Gotlieb                     1,000                               *
L. C. Heist                         37,245        (318,000)              *
Sybil C. Mobley                        110                               *
H. Barclay Morley                      500                               *
Kenwood C. Nichols                  23,968        (154,000)              *
Richard E. Olson                    15,603         (59,300)              *
Lawrence G. Rawl                     1,500                               *
Walter V. Shipley                    1,000                               *
Andrew C. Sigler                    58,977        (535,000)              *
James S. Tisch                  14,517,800(4)      (43,453)(4)       15.55%(4)
Richard E. Walton                    1,900                               *
John L. Weinberg                     5,000                               *
Directors and executive
  officers as a group           14,759,811(4)   (1,617,153)(4)       17.20%(4)
- -------------------------------------------------------------------------------

         * Represents less than 1% of the outstanding Common Stock of the Company.

        (1) This table does not include (i) the 46,803 Common Stock equivalent units accrued for various outside directors as of March 15, 1995, as discussed above under "Directors' Compensation", or (ii) the 14,274 Common Stock equivalent units accrued for the executive officers as a group as of March 15, 1995 under the Company's Nonqualified Supplemental Savings Plan.

        (2) Numbers in parentheses indicate additional shares deemed to be beneficially owned because of the person's right to acquire beneficial ownership of such shares.

        (3) Certain directors and executive officers share voting or investment power with other persons with respect to 17,749 of such shares.

        (4) These respective numbers include 14,517,800 shares owned by Loews Corporation and 43,453 shares which a subsidiary of Loews Corporation has the right to acquire, representing in the aggregate 15.55% of the outstanding Common Stock of the Company. Mr. James S. Tisch disclaims beneficial ownership of all such shares. He is the President and chief operating officer and a director of Loews Corporation. His father, Mr. Laurence A. Tisch, and his uncle, Mr. Preston R. Tisch, are the co-Chairmen of the Board and co-chief executive officers of Loews Corporation. In the aggregate, Messrs. Laurence and Preston Tisch own approximately 32% of the outstanding Common Stock of Loews Corporation.

EXECUTIVE COMPENSATION

     To provide shareholders with an understanding of the Company's executive compensation program, the following are presented below: (i) the Report on 1994 Executive Compensation by the Compensation and Stock Option Committee of the Board of Directors; (ii) the Summary Compensation Table; (iii) the Option/SAR Grant Table; (iv) the Option/SAR Exercise and Year-End Values Table; (v) the Pension Plan Table; (vi) Employment and Severance Agreements; and (vii) the Comparison of Five-Year Cumulative Total Return Graph.

REPORT ON 1994 EXECUTIVE COMPENSATION BY THE COMPENSATION AND STOCK OPTION COMMITTEE OF THE BOARD OF DIRECTORS

                                    General

     The Compensation and Stock Option Committee of the Board of Directors (the "Committee") has the responsibility for the design and implementation of the Company's executive compensation program. The Committee is composed entirely of independent directors.

     The objective of the Company's executive compensation program is to attract and retain outstanding senior managers and to provide meaningful incentives for them to maximize long-term profitability and shareholder value. The program is designed to accomplish this objective through plans that (i) motivate senior managers and align their interests with those of the Company's shareholders by tying incentive compensation to various measures of Company and individual performance, and (ii) provide a base level of compensation that is competitive with other large industrial companies, including those in the forest products industry.

     The three principal components of the Company's executive compensation program, discussed in detail below, are salary, annual contingent compensation and stock options. The Company had a strong operating performance in 1994, including annual increases in production of 4.8% and productivity (tons per mill employee) of 7.2% and an annual decrease in cash cost per ton of 2.8% in its North American pulp and paper operations. With regard to financial performance, the Company returned to profitability in 1994, with an earnings improvement of $219 million ($142 million excluding non-recurring items) from 1993. The Committee believes that the Company's strong operating performance and much-improved financial performance were properly reflected in executive compensation levels for 1994.

                               Comparative Groups

     In making decisions regarding executive compensation, the Committee reviews summaries of surveys prepared by outside compensation consultants with respect to the compensation levels of two comparative groups. One of these groups (the "Forest Products Group") consists of approximately 15 other large companies in the forest products industry. The other group (the "General Industrial Group") consists of approximately 300 industrial companies which are included in the Standard & Poor's 500 Stock Index. The information with respect to the companies in the General Industrial Group is adjusted to reflect their size (annual sales) in relation to the Company. The membership of each of the comparative groups is subject to modification from time to time as companies change the nature of their business, grow, downsize or are sold.

     The Committee uses the Forest Products and General Industrial Groups for compensation comparison purposes because it believes that these are the groups with which the Company competes for executive talent. The six companies that comprise the peer group (the "Commodity Paper Group") used in the Comparison of Five-Year Cumulative Total Return Graph in this Proxy Statement were selected by the Board of Directors because it believes that they constitute the Company's principal business competitors. While all of the members of the Commodity Paper Group are included in the Forest Products Group and most are included in the General Industrial Group, the Committee believes that executive compensation at the Company must be competitive with the broader spectrum of companies. Consequently, the peer groups for executive compensation purposes are not the same as the peer group for shareholder return purposes.

                                     Salary

     Every salaried employee of the Company, including each executive officer, is assigned to an existing grade level with a salary range that is designed to reflect competitive practice for his or her position. Potential annual salary increases also are designed to reflect competitive practice. Salary ranges for executive officer grade levels are targeted to approximate the 75th percentile of the Forest Products Group and the median of the General Industrial Group.

     In January 1994, the Committee approved a salary increase matrix for all executive officers. This same matrix also was used for all other salaried employees. One axis of this matrix relates to the individual's position (below minimum, lower third, middle third, upper third or over maximum) in the salary range for his or her grade level, and the other axis consists of three individual performance ratings. The lower an individual is in the salary range and the higher the individual performance rating, the greater is the potential annual salary increase. The matrix sets forth a percentage salary increase (or no increase) for each of the 15 points at which the two axes intersect. The potential salary increase percentages included in the matrix are a function of competitive practice as described above and, to a limited extent, the Committee's judgment concerning the Company's financial performance and cash requirements.

     In the case of the executive officers of the Company, in January of each year the Committee determines the individual performance rating which, together with the executive's position in his salary range, establishes his salary increase for that year. This determination typically includes the Committee's evaluation of the executive's leadership qualities and his managerial and long-term strategic planning capabilities.

     Mr. Sigler received a salary increase of 3.9% in 1994. This reflected his individual performance rating and his position in the upper third of his salary range.

                         Annual Contingent Compensation

     Annual contingent compensation is designed to provide short-term (one-year) incentives and rewards based upon Company and individual performance. Approximately 200 key employees, including all of the executive officers, participate in the annual contingent compensation plan.

     The plan, which has been approved by the Company's shareholders, limits awards to all participants in any year in accordance with a formula based upon specified percentages of annual pre-tax income minus specified percentages of shareholders' equity, but not exceeding the dividends paid on the Common Stock during that year, plus any amounts generated under the formula but not awarded as contingent compensation in prior years. The annual contingent compensation that is paid to each participant from the total pool available for awards is determined as described below.

     In early 1994, the Committee approved an annual contingent compensation matrix for each eligible grade level. Each such matrix provided a range of potential award amounts designed to be competitive for individuals at that level. In the case of the lowest executive officer grade level, potential award amounts ranged from no award, to 48% of the salary range midpoint upon the attainment of targeted performance, to a maximum of 120% of the salary range midpoint. In the case of the highest executive officer grade level, applicable to Mr. Sigler, potential award amounts ranged from no award, to 66% of the salary range midpoint upon the attainment of targeted performance, to a maximum of 165% of the salary range midpoint. Annual contingent compensation for executive officer grade levels is targeted so that total annual cash compensation approximates the 75th percentile of the Forest Products Group and the median of the General Industrial Group.

     The annual contingent compensation award for each individual was determined at the end of the year in accordance with the matrix for his or her grade level based upon three performance measures, discussed below: the Company's performance rating, the individual's performance rating and the Company's earnings per share.

     The Company's performance rating - performance in relation to plan: At the beginning of 1994, each of the Company's four principal business units adopted various performance objectives for the year. At the end of the year, actual performance in relation to the established objectives resulted in a below-target, target or above-target rating for each of the business units and for the Company as a whole. The following performance measures had the indicated relative weights in determining the Company's performance rating: product quality, organizational development and safety -- 25%; cost containment -- 20%; profit from operations -- 20%; working capital management -- 20%; and productivity -- 15%. Reflecting the Company's strong operating performance, the Company's performance rating for purposes of the executive officer annual contingent compensation matrices for 1994 was target. Actual performance exceeded the established objectives for working capital management and productivity and met the established objectives for all of the other performance measures.

     The individual's performance rating: At the end of the year, the Committee determined the individual performance rating, on a scale from one to five, for each of the executive officers. This determination typically includes the Committee's evaluation of the executive's leadership qualities and his managerial and long-term strategic planning capabilities.

     At the end of the year, a preliminary dollar amount (which may be zero) was determined for each plan participant in accordance with the annual contingent compensation matrix for his or her grade level based upon the individual's performance rating and the Company's (or, in the case of certain participants who are not executive officers, their respective business unit's) performance rating. While the relative weights of these two performance measures in determining the preliminary dollar amount varied from grade level to grade level and from point to point within the matrix for each grade level, in general the two measures had approximately equal weight for executive officer grade levels. However, only the lowest individual performance rating could result in the payment of no award at all.

     The earnings per share adjustment: The annual contingent compensation award paid to the participant was equal to the preliminary dollar amount, determined as described above, multiplied by an adjustment percentage that was a function of earnings per share for the year. In early 1994, the Committee approved a range of adjustment percentages, corresponding to a range of earnings per share levels, from 50% to 150%. Reflecting earnings for the year, the actual adjustment percentage for 1994 was 80%.

     The purpose of the earnings per share adjustment is to make annual contingent compensation sensitive to corporate financial performance as well as operating performance. The Committee approves adjustment percentages and corresponding earnings per share levels early in the year taking into consideration a number of factors, including the Company's earnings in prior years, anticipated market conditions for forest products in the current year and the cyclicality of the industry. The adjustment percentages and corresponding earnings per share levels reflect the Committee's determination of appropriate incentives to plan participants with regard to corporate financial performance.

     The Committee approved individual performance ratings for the chief executive officer and each of the other four most highly compensated executive officers which, together with the Company's target performance rating and the 80% earnings per share adjustment percentage, resulted in the awards set forth in the bonus column of the Summary Compensation Table below. Mr. Sigler's award for 1994 was $600,000, which represented 80% of the salary range midpoint for his grade level. Annual contingent compensation awards for all of the executive officers for 1994 increased from the sharply reduced levels of the immediately preceding years. The Committee notes that this is the first significant increase in overall annual contingent compensation for the executive officer group since the Company's record-earnings year of 1988. Between 1988 and 1993, overall awards for the executive officer group declined substantially; in the case of Mr. Sigler, his 1993 award declined 67.5% from 1988. The increase in annual contingent compensation for 1994 reflected the strong operating performance and improved financial performance of the Company.

                                 Stock Options

     Stock options are designed to provide long-term (10-year) incentives and rewards based upon an increase in the price of the Company's Common Stock. Given the vagaries of the stock market, stock price performance and financial performance are not always consistent. The Committee believes that stock options, which provide value to participants only when the Company's shareholders benefit from stock price appreciation, are an appropriate complement to annual contingent compensation, which is more directly dependent upon financial performance. Approximately 400 key employees, including all of the executive officers, participate in the Company's 1986 Stock Option Plan.

     Stock options are granted primarily as an incentive for the future rather than as a reward for the past. Consequently, the size of the annual option award is a function of grade level and does not vary with Company performance. The size of the annual award also is not affected by the number of options previously granted to, or held at the time by, an individual.

     Annual options awards are designed to reflect competitive practice for each eligible grade level. Annual awards for executive officer grade levels are targeted at the median of the Forest Products Group and the General Industrial Group.

     Since recent competitive practice has not changed significantly, the number of shares underlying options awarded in respect of each eligible grade level has remained constant in recent years. Accordingly, reflecting competitive practice for his grade level, Mr. Sigler has been awarded options with tandem stock appreciation rights to purchase 50,000 shares of Common Stock in each of the last three years.

                   Deduction Limit for Executive Compensation

     The Omnibus Budget Reduction Act of 1993 ("OBRA") disallows a deduction for federal income tax purposes by public corporations for compensation in excess of $1 million paid in any year to any "covered employee" except under certain circumstances, including the attainment of objective performance goals. Compensation that is deferred until retirement does not count toward the $1 million limit. "Covered employees" are the individuals who, at the end of the taxable year, are the chief executive officer and the other four most highly compensated officers of a company.

     Stock option compensation: Under the transition provisions of the proposed regulations of the Internal Revenue Service, the deduction limit currently does not apply to compensation attributable to the exercise of stock options and stock appreciation rights that have been or may be granted under the Company's 1986 Stock Option Plan. The Committee expects to recommend that the Board of Directors take the necessary actions before the end of the transition period provided for in the proposed regulations, including seeking the approval of shareholders, in order to allow the Company to continue to fully deduct compensation attributable to the exercise of non-qualified stock options and stock appreciation rights by "covered employees".

     Annual contingent compensation: The deduction limit does apply to annual contingent compensation paid to each "covered employee", to the extent that such compensation plus all other compensation (e.g., salary) subject to the deduction limit exceeds $1 million. Reflecting the level of compensation (some of which has been deferred until retirement) for the Company's executive officers, the impact on the Company of the loss of deductions resulting from the deduction limit in OBRA was immaterial in 1994 and is expected to be immaterial in 1995.

     As discussed above, the maximum amount of annual contingent compensation that can be paid to all participants in any year is determined in accordance with a shareholder-approved, objective formula. The annual contingent compensation paid to each participant from the total pool available for awards is based on Company performance goals as well as the Committee's evaluation of individual performance. The Committee believes that this combination of objective standards and Committee judgment provides appropriate incentives and rewards to plan participants. In the Committee's view, it is important that certain key intangible factors (e.g., leadership qualities, managerial and long-term strategic planning capabilities) remain part of the determination of annual contingent compensation. Basing such compensation exclusively on one or more rigid, mechanistic standards would eliminate these intangible factors and, in the Committee's view, diminish rather than enhance incentives for plan participants.

     The Committee intends to review its position from time to time with regard to annual contingent compensation and the deduction limit in OBRA.

SUBMITTED BY THE COMPENSATION AND STOCK OPTION COMMITTEE OF THE BOARD OF
DIRECTORS:

Robert A. Charpie

H. Barclay Morley

Lawrence G. Rawl

James S. Tisch

John L. Weinberg

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation for 1992, 1993 and 1994 of the Company's chief executive officer and each of the other four most highly compensated executive officers of the Company in 1994 (collectively, the "named executives").

                           Summary Compensation Table

                                  ------------------------------------------------------------------
                                                                          Long-Term Compensation
                                           Annual Compensation              Awards     Payouts
                                  -------------------------------------------------------------------------------
                                                              Other       Securities                     All
Name and                                                     Annual       Underlying                    Other
Principal                                                    Compen-       Options/    LTIP            Compen-
Position                   Year      Salary      Bonus       sation        SARs(1)     Payouts        sation(3)
                                      ($)         ($)          ($)           (#)       ($)               ($)
- -----------------------------------------------------------------------------------------------------------------
  Andrew C. Sigler,        1994    $925,000    $600,000     $12,463         50,000                   $ 29,516
  Chairman and Chief       1993     890,000     220,000       5,595         50,000                    175,276
  Executive Officer        1992     850,000     294,000       6,366         50,000      See           175,067
                                                                                        note 2
- ---------------------------------------------------------------------------------------             -------------
  L. C. Heist,             1994     575,000     375,000       6,725         35,000      regarding     118,239
  President and Chief      1993     550,000     172,000       4,650         35,000      the forfei-    85,451
  Operating Officer        1992     520,000     230,000       5,138         35,000      ture of        83,817
                                                                                        restricted
- ---------------------------------------------------------------------------------------             -------------
  Kenwood C. Nichols,      1994     465,000     285,000       1,464         28,000      perfor-       107,944
  Vice Chairman            1993     450,000     125,000       3,230         28,000      mance          68,603
                           1992     420,000     130,000       3,642         28,000      shares         68,471
                                                                                        by the
- ---------------------------------------------------------------------------------------             -------------
  William H. Burchfield,   1994     372,000     185,000       3,504         12,000      named          81,008
  Executive Vice           1993     360,000     105,000       2,238         12,000      execu-         25,949
  President                1992     340,000     130,000       2,546         12,000                     32,665
                                                                                        tives in
                                                                                        1992 and
- ---------------------------------------------------------------------------------------             -------------
  Richard E. Olson,        1994     356,000     185,000         983         12,000      1993.          74,541
  Executive Vice           1993     345,000     105,000       2,480         12,000                     52,896
  President                1992     325,000     130,000       2,740         12,000                     70,734
- -----------------------------------------------------------------------------------------------------------------

(1) The numbers in this column represent shares underlying options to purchase Common Stock. Each such option has a tandem stock appreciation right ("SAR"). To the extent that a stock option or an SAR is exercised, the tandem grant is canceled.

(2) Under the Company's Restricted Share Performance Plan, participants were granted restricted performance shares which were earned out or forfeited in accordance with a formula based upon return on equity and pre-tax earnings per share. No grants have been made under this plan since 1990.

     In each of 1990, 1991, 1992 and 1993, since the specified minimum return on equity objective was not attained, no shares were earned out and each participant forfeited the required portion of the restricted performance shares previously granted to him. In addition, all of the shares that remained at the end of the most recent five-year performance period on December 31, 1993 were forfeited by the participants. There currently are no restricted performance shares outstanding.

      The table below sets forth the number of restricted performance shares forfeited, and the dollar value of such shares at the time of forfeiture (December 31 of each respective year), for the named executives in each of 1992 and 1993.

                                          Number of             Value of
             Name             Year     Shares Forfeited     Shares Forfeited
    ------------------------------------------------------------------------
    Andrew C. Sigler          1993          20,578              $686,791
                              1992           9,000               258,750

    L. C. Heist               1993          17,250               575,719
                              1992           6,750               194,063

    Kenwood C. Nichols        1993          11,911               397,530
                              1992           5,040               144,900

    William H. Burchfield     1993           8,231               274,710
                              1992           3,600               103,500

    Richard E. Olson          1993           9,200               307,050
                              1992           3,600               103,500
    ------------------------------------------------------------------------

(3) The amounts in this column for 1994 include matching contributions by the Company to accounts under the Savings Plan for Salaried Employees and the Nonqualified Supplemental Savings Plan as follows: Mr. Sigler - $16,063; Mr. Heist - $94,580; Mr. Nichols - $21,563; Mr. Burchfield - $54,617; and Mr. Olson - $8,060. Company contributions are invested in shares of the Company's Common Stock under the Savings Plan for Salaried Employees, which is funded, and are made in units equivalent to shares of the Company's Common Stock under the Nonqualified Supplemental Savings Plan, which is unfunded.

      The balance of the amounts in this column for 1994 represents premiums paid by the Company for the named executives under the Company's Executive Life Insurance Plan. All employees who are above a certain compensation grade level, including all of the executive officers, participate in this plan. In the case of Mr. Sigler, in 1992 and 1993, the Company elected to satisfy a contractual obligation made in 1978 relating to life insurance by providing additional coverage under this plan; $18,312 of the $168,201 Executive Life Insurance Plan premium that is included in the $175,067 amount in this column for Mr. Sigler for 1992, and $20,145 of the $168,201 Executive Life Insurance Plan premium that is included in the $175,276 amount in this column for Mr. Sigler for 1993, relate to life insurance coverage provided in satisfaction of the Company's 1978 contractual obligation.

OPTION/SAR GRANT TABLE

     The following table sets forth information concerning the grant of stock options and tandem SARs to each of the named executives in 1994.

                           Option/SAR Grants in 1994

                                                                                            Potential Realizable
                                                  Individual Grants                                Value
                             ------------------------------------------------------------    at Assumed Annual
                             Number of                                                            Rates of
                             Securities     % of Total                                          Stock Price
                             Underlying      Options/                                           Appreciation
                              Options/         SARs        Exercise                          for Option Term(4)
                                SARs        Granted to      or Base                        ----------------------
                             Granted(1)      Employees     Price(3)         Expiration        5%          10%
  Name                          (#)         in 1994(2)      ($/Sh)             Date           ($)         ($)
  ---------------------------------------------------------------------------------------------------------------
  Andrew C. Sigler             50,000        8.6%/20.0%     $30.125        March 16, 2004   $947,273   $2,400,575
  L. C. Heist                  35,000        6.0%/14.0%      30.125        March 16, 2004    663,091    1,680,402
  Kenwood C. Nichols           28,000        4.8%/11.2%      30.125        March 16, 2004    530,473    1,344,322
  William H. Burchfield        12,000        2.1%/ 4.8%      30.125        March 16, 2004    227,345      576,138
  Richard E. Olson             12,000        2.1%/ 4.8%      30.125        March 16, 2004    227,345      576,138
  ---------------------------------------------------------------------------------------------------------------

 (1) The numbers in this column represent shares underlying options to purchase Common Stock. Each such option has a tandem SAR. To the extent that a stock option or an SAR is exercised, the tandem grant is canceled.

      All of the stock options and tandem SARs awarded to the named executives last year were granted on March 16, 1994 and became exercisable on March 16, 1995, provided the optionee remained in the Company's employ until that date. Although the Compensation and Stock Option Committee of the Board of Directors had the authority to permit the exercise of those stock options and tandem SARs at any time prior to March 16, 1995 upon its determination of the existence of a special or extraordinary situation, it did not exercise this authority.

      Reference is made to the section below captioned "Employment and Severance Agreements" for a description of the cash settlement of stock options and tandem SARs held by the named executives upon any termination of employment without cause within three years after a change in control of the Company.

 (2) In this column, for each of the named executives: (i) the number on the left is the percent of the total stock option grants to employees in 1994 represented by the stock option grant to such named executive; and (ii) the number on the right is the percent of the total tandem SAR grants to employees in 1994 represented by the tandem SAR grant to such named executive. Tandem SARs were granted only to certain optionees, including all of the executive officers, in 1994.

 (3) The exercise price is 100% of the fair market value of a share of the Company's Common Stock on the date of grant. The exercise price may be paid in cash or in shares of the Company's Common Stock valued at their fair market value on the date of exercise.

 (4)  At the end of the term of the options granted in 1994, the price of a share of the Company's Common Stock would be $49.07 at an assumed annual appreciation rate of 5% and $78.14 at an assumed annual appreciation rate of 10%. Gains to all Common shareholders at those assumed annual appreciation rates would be approximately $1.8 billion and $4.5 billion, respectively, over the term of the 1994 options.
- --------------------------------------------------------------------------------

OPTION/SAR EXERCISE AND YEAR-END VALUES TABLE

     The following table sets forth information with respect to each of the named executives concerning the exercise of stock options and tandem SARs in 1994 and concerning unexercised stock options and tandem SARs held at December 31, 1994.

                    Aggregated Option/SAR Exercises in 1994
                         and Year-End Option/SAR Values

                       Number of
                       Securities                    Number of Securities           Value of Unexercised
                       Underlying                   Underlying Unexercised      In-the-Money Options/SARs at
                      Options/SARs     Value       Options/SARs at Year-End              Year-End(2)
                       Exercised    Realized(1)               (#)                            ($)
        Name              (#)           ($)      Exercisable   Unexercisable    Exercisable   Unexercisable
- -------------------------------------------------------------------------------------------------------------
Andrew C. Sigler         20,000       $295,000     505,000         50,000       $4,063,125       $318,750
L. C. Heist               7,500        116,250     290,500         35,000        2,441,813        223,125
Kenwood C. Nichols        6,000         33,750     132,000         28,000        1,041,375        178,500
William H. Burchfield     4,000         45,500      74,700         12,000          540,413         76,500
Richard E. Olson         12,000        132,000      47,300         12,000          312,950         76,500
- -------------------------------------------------------------------------------------------------------------

(1) The amounts reported in this column as values realized in 1994 derived from the exercise of grants that were made between 1984 and 1991.

(2) The amounts in these columns are based upon the $36.50 closing price of a share of the Company's Common Stock on December 31, 1994 on the New York Stock Exchange Composite Transactions.

PENSION PLAN TABLE

     The Company's retirement program consists of (i) a tax-qualified, funded pension plan for all non-represented salaried employees, including executive officers, and (ii) for executive officers and other key employees, a non-qualified, unfunded supplemental retirement income plan that provides benefits which, but for certain limits imposed by the Internal Revenue Code on tax-qualified plans, would be provided under the Company's qualified pension plan. The retirement program provides non-contributory benefits based upon years of service and average annual earnings for, in the case of executive officers, the highest three consecutive years in the 10 years preceding retirement. Annual earnings covered by the program consist of the salary reported in the Summary Compensation Table for that year plus the bonus paid in that year but earned in, and reported in the Summary Compensation Table for, the immediately preceding year.

     The following table sets forth, for various income and service levels, the annual benefits payable to executive officers under the Company's retirement program for life, commencing at normal retirement at 65 or upon early retirement after 62. These benefits are presented on a straight-life annuity basis and before deducting the portion of Social Security payments attributable to Company contributions as provided by the retirement program.

                               Pension Plan Table

                                        Approximate Annual Retirement Benefits
                 -------------------------------------------------------------------------------------
                  15 Years       20 Years       25 Years       30 Years       35 Years       40 Years
Remuneration     of Service     of Service     of Service     of Service     of Service     of Service
- ------------------------------------------------------------------------------------------------------
 $  250,000       $ 62,500       $ 83,333       $104,167      $  125,000     $  145,833     $  166,667
    500,000        125,000        166,667        208,333         250,000        291,667        333,333
    750,000        187,500        250,000        312,500         375,000        437,500        500,000
  1,000,000        250,000        333,333        416,667         500,000        583,333        666,667
  1,250,000        312,500        416,667        520,833         625,000        729,167        833,333
  1,500,000        375,000        500,000        625,000         750,000        875,000      1,000,000
  1,750,000        437,500        583,333        729,167         875,000      1,020,833      1,166,667
  2,000,000        500,000        666,667        833,333       1,000,000      1,166,667      1,333,333

- ------------------------------------------------------------------------------------------------------

     Average annual earnings for the highest three consecutive years in the last 10 years and presently credited years of service for the named executives are as follows: Mr. Burchfield - $527,333 / 31 years; Mr. Heist - $844,333 / 37 years; Mr. Nichols - $632,146 / 22 years; Mr. Olson - $486,955 / 28 years; and Mr. Sigler - $1,330,667 / 38 years.

     Messrs. Heist, Nichols and Sigler have agreements with the Company which provide for annual retirement benefits of 60%, in the case of Messrs. Heist and Nichols, and 70%, in the case of Mr. Sigler, of average annual earnings (salary and bonus) for the highest three consecutive years in the 10 years preceding retirement, provided in the case of Mr. Nichols that he remains employed by the Company until July 19, 1999. These contractual retirement benefits are payable only to the extent that they exceed the retirement benefits paid under the Company's retirement program, described above, plus the portion of Social Security payments attributable to Company contributions. The agreements also provide a survivor retirement benefit for the wives of Messrs. Heist, Nichols and Sigler equal to 60% of the retirement benefit payable thereunder to the respective executives during their lifetime.

     Under an agreement made in 1964, Mr. Sigler is entitled to compensation based on years of service, payable over 15 years following retirement, funded by an insurance policy payable to the Company. Upon retirement after attaining age 65, Mr. Sigler would receive an annual payment of $8,251, with actuarially consistent death benefits in the event of death before retirement.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Company has agreements with Messrs. Heist, Nichols and Sigler which provide for continued service in their present positions to December 1, 1995, July 19, 1999 and October 1, 1996, respectively, with annual extensions thereafter at the election of both the Company and the respective named executive. Under these agreements, Messrs. Heist, Nichols and Sigler are entitled to a minimum monthly base salary of $30,000, $31,250 and $50,000, respectively. If employment is terminated by the Company without cause, Messrs. Heist, Nichols and Sigler are entitled to severance pay for two years (but not beyond age 65) at monthly rates of $79,167, $62,500 and $127,083, respectively, as well as the continuation for two years (but not beyond age 65) of certain employee benefits, including medical, dental and disability coverages. These agreements also provide certain retirement benefits, as discussed above under "Pension Plan Table". Mr. Sigler's agreement includes a commitment, originally made in 1978, to provide certain life insurance coverage - see note 3 to the Summary Compensation Table above; since January 1, 1994, this commitment has been satisfied by providing Mr. Sigler with the coverage under the Company's group life insurance plan that is available generally to all salaried employees.

     The Company has agreements with Messrs. Burchfield and Olson which provide that, if employment is terminated by the Company without cause, they are entitled to severance pay for two years (but not beyond age 65) at monthly rates of $46,417 and $45,083, respectively, as well as the continuation for two years (but not beyond age 65) of certain employee benefits, including medical, dental and disability coverages.

     All these agreements also provide that, if employment is terminated without cause within three years after a change in control of the Company: (i) severance amounts, medical, dental and disability coverages for two years and the present value of any contractual retirement benefits will become payable in a lump sum; and (ii) absent notice to the contrary from the named executive, the Company will settle his stock options and tandem SARs for cash equal to the difference between the fair market value of the option shares at the time of termination (or, if applicable and if higher, the change in control tender offer price) and the exercise price. In addition, provision is made for the payment of legal expenses up to one year's base salary if the Company refuses to make required payments under the agreements and for the funding of certain of such payments by a trust when a potential change in control occurs.

     The Company's obligation to make the payments provided for in these agreements is subject to certain conditions. Such conditions require, among other things, that following termination of employment the named executive provide such assistance in litigation as may reasonably be requested by the Company and refrain from actions, such as competition against the Company and disclosure of confidential information relating to the Company, that would be materially detrimental to the Company.

     For the purpose of these agreements, "termination" means actual discharge as well as specified types of constructive discharge, including diminution of title, responsibility or base salary below the specified minimum. "Cause" means
(i) a breach by the named executive of his agreement which results in material injury to the Company, or (ii) an act of dishonesty constituting a felony and resulting or intended to result in personal gain at the expense of the Company. "Change in control" means (a) the acquisition by any person of securities representing 30% or more of the combined voting power of the Company's securities, (b) a change in the composition of a majority of the Board of Directors under certain circumstances within any two-year period, or (c) approval by shareholders of the liquidation of the Company or the disposition of all or substantially all of its assets.

     The Company has an agreement with Mr. Sigler which provides for the performance of consulting services for five years following termination of his employment. In consideration for such services, Mr. Sigler will receive $200,000 per year for five years and administrative support for 10 years following termination of his employment.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN GRAPH

     The following graph presents a five-year comparison of cumulative total returns for the Common Stock of the Company, the Standard & Poor's 500 Stock Index (the "S&P 500 Index") and an index of peer companies (the "Commodity Paper Group") selected by the Board of Directors. The Commodity Paper Group consists of six other large manufacturers of commodity paper: Boise Cascade Corporation, Georgia-Pacific Corporation, International Paper Company, Stone Container Corporation, Union Camp Corporation and Weyerhaeuser Company. The graph assumes that $100 was invested on December 31, 1989 in the Common Stock of the Company, the S&P 500 Index and the Commodity Paper Group. Total return assumes the quarterly reinvestment of dividends.

                       Comparison of Five-Year Cumulative Total Return
                      among Champion, S&P 500 Index and Commodity Paper
                                            Group

      Measurement Period                                           Commodity
    (Fiscal Year Covered)          Champion         S&P 500       Paper Group
1989                                   $100.00         $100.00         $100.00
1990                                     83.37           96.89           85.12
1991                                     78.83          126.28          118.69
1992                                     95.12          135.88          128.64
1993                                    111.12          149.52          141.99
1994                                    122.24          151.55          147.39

TRANSACTIONS

     Two of the banks which provide credit to the Company and its subsidiaries are Chemical Bank, of which Mr. Shipley is Chairman of the Board and chief executive officer and Mr. Sigler is a director, and Chemical's affiliate, Texas Commerce Bank National Association. The largest amount of borrowings by the Company and its subsidiaries from Chemical Bank and Texas Commerce Bank National Association outstanding at any time during 1994 was $19,000,000. Interest rates on borrowings from these banks ranged from 4.375% to 6.1875% during the year, and commitment fees during the year on a substantial portion of the credit facilities were 1/4 of 1% until November 15 and 15/100 of 1% thereafter. In addition, commercial paper issued by a subsidiary of the Company, the largest amount of which outstanding at any time during 1994 was $19,000,000, is secured by a letter of credit issued by Texas Commerce Bank National Association. In 1994, the Company also paid $262,330 to a Chemical affiliate for pension fund investment management services, and the Company's Brazilian subsidiary invested an average of $1,800,000 in export notes purchased through a Chemical affiliate during the year and an average of $9,900,000 in certificates of deposit issued by a Chemical affiliate in November and December.

     All transactions between the Company and its subsidiaries and Chemical Bank and affiliates of Chemical Bank, respectively, were made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other persons.

     Effective December 31, 1994, the Company purchased director and officer liability insurance from Federal Insurance Company, National Union Fire Insurance Company of Pittsburgh, Pa. and Great American Insurance Company for one year at a cost of $608,550. This information is provided in accordance with New York law and does not reflect a transaction between the Company and its directors, executive officers or shareholders.

THE AUDITORS

     The Board of Directors, pursuant to the recommendation of its Audit Committee, has appointed Arthur Andersen LLP, certified public accountants, as independent auditors for the Company for 1995, subject to approval by the shareholders at the Annual Meeting.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR 1995.

SHAREHOLDER PROPOSAL - CLASSIFIED BOARD OF DIRECTORS

     Kenneth Steiner, 14 Stoner Avenue, Great Neck, New York 11024, has notified the Company that he will present the following proposal for action at the meeting. In his notification, Mr. Steiner represented that he held 150 shares of the Company's Common Stock.

     The resolution submitted by Mr. Steiner is:

     "RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

SHAREHOLDER'S STATEMENT IN SUPPORT OF THE PROPOSAL

     "The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for it's implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and it's stockholders.

     The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

     The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

     As a founding member of the Investors Rights Association of America I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

     I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION."

STATEMENT BY THE DIRECTORS IN OPPOSITION TO THE PROPOSAL

     The purpose of a classified Board is to help assure that at least two-thirds of the directors at all times will have prior experience as directors of the Company and, accordingly, will be familiar with the business of the Company and the major issues which it faces. The commitment by directors to serve staggered three-year terms helps limit the number of Board vacancies that might have to be filled in a single year. Experience on the Board is especially important in a cyclical, capital-intensive industry like ours, which involves long-term projects and requires long-range economic perspective, strategic planning and oversight.

     A majority of large corporations have chosen to adopt the classified Board structure, recognizing its benefit to companies and their shareholders. The Investor Responsibility Research Center reported in late 1994 that 59% of the 1,537 companies which it monitors have classified Boards, an increase from 1993.

     Directors are fully accountable to shareholders regardless of the length of their terms. The annual election of one-third of the Company's directors affords shareholders the opportunity to express their views each year regarding the performance of the Board. And, of course, the accountability of directors to shareholders under law, as well as the natural desire of directors to see their directorship companies prosper, is the same whether they are elected every year or once every three years.

     The Board of Directors is proud of the Company's record on corporate governance. For many years, beginning long before such principles became generally accepted, Champion's Board has had a substantial majority of outside directors and all standing committees of the Board have been composed solely of outside directors. In recent years, in response to the wishes of many of the Company's shareholders, the Board of Directors rescinded the Company's shareholder rights plan and instituted confidential shareholder voting. Each year, the Company's Chief Executive Officer meets with most of the Company's major shareholders and, on occasion, outside directors have met with shareholders. The Board believes that the staggered election of directors is fully in accord with the Company's long-held principles of good corporate governance. The Board notes that, as a matter of policy, a number of major institutional investors support the right of a Board to organize itself in the manner it deems most efficient and oppose shareholder proposals that seek the election of all directors on an annual basis.

     For the reasons discussed above, the Board of Directors believes that a classified Board is in the best interests of the Company and its shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

SHAREHOLDER PROPOSAL - DIRECTORS' RETIREMENT BENEFITS

     William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, has notified the Company that he will present the following proposal for action at the meeting. In his notification, Mr. Steiner represented that he held 150 shares of the Company's Common Stock.

     The resolution submitted by Mr. Steiner is:

     "RESOLVED, that the shareholders assembled in person and by proxy, recommend (i) that all future non-employee directors not be granted pension benefits and (ii) current non-employee directors voluntarily relinquish their pension benefits."

SHAREHOLDER'S STATEMENT IN SUPPORT OF THE PROPOSAL

     "Aside from the usual reasons, presented in the past, regarding 'double dipping', that is outside (non-employee) directors who are in almost all cases amply rewarded with their pension at their primary place of employment, and in many instances serving as outside pensioned directors with other companies, there are other more cogent reasons that render this policy as unacceptable.

     Traditionally, pensions have been granted in both the private and public sectors for long term service. The service component usually represents a significant number of hours per week. The practice of offering pensions for consultants is a rarity. Outside directors' service could logically fit the definition of consultants and pensions for this type of service is an abuse of the term.

     But more importantly, outside directors, although retained by corporate management, namely the C.E.O., are in reality representatives of shareholders. Their purpose is to serve as an impartial group to which management is accountable. Although outside directors are certainly entitled to compensation for their time and expertise, pensions have the pernicious effect of compromising their impartiality. In essence, pensions are management's grants to outside directors to insure their unquestioning loyalty and acquiescence to whatever policy management initiates, and at times, serving their own self interests. Thus, pensions become another device to enhance and entrench management's controls over corporate policies while being accountable only to themselves. As a founding member of the Investors Rights Association of America I feel this practice perpetuates a culture of corporate management 'cronyism' that can easily be at odds with shareholder and company interest.

     A final note in rebuttal to management's contention that many companies offer their outside directors pensions, so they can attract and retain persons of the highest quality. Since there are also companies that do not offer their outside directors pensions, can management demonstrate that those companies that offer pensions have a better performance record than their non-pensioned peers? In addition, do we have any evidence of a significant improvement in corporate profitability with the advent of pensions for outside directors?

     I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION."

STATEMENT BY THE DIRECTORS IN OPPOSITION TO THE PROPOSAL

     The most important component of effective corporate governance is a strong, independent and diverse Board of Directors. In order to continue to attract and retain such directors, the Company must offer a fair and competitive compensation package.

     The directors' fees and retirement benefits provided by the Company are consistent with those of other large corporations. A recent study conducted by an independent benefits consulting firm found that 75% of the 100 major industrial corporations surveyed provide their outside directors with retirement benefits, often more substantial than the Company's (which are described on page
6). Further, the Company does not provide various other benefits to outside directors that are provided by many other corporations.

     A fair compensation package, including a limited retirement benefit, recognizes the increasing time commitment and risks associated with Board service. Such a compensation package is necessary for the Company to compete with other large corporations in the increasingly challenging, but increasingly important, job of recruiting quality directors. This, in turn, will help assure that the Company continues to have a strong, independent and diverse Board of Directors that can well represent the interests of shareholders.

     It should be noted that outside directors at Champion are not, as the proponent asserts, "retained by corporate management, namely the C.E.O." Rather, directors are nominated by the Board, a substantial majority of which consists of outside directors, based upon the recommendation of its Committee on Board Affairs, all of whose members are outside directors. Likewise, directors' retirement benefits are not "management's grants to outside directors" but, rather, are reviewed and approved by the Board.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

1996 SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 1996 Annual Meeting of Shareholders must be received by the Company at its principal executive office not later than December 15, 1995.

OTHER MATTERS

     If the accompanying proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the specifications, if any, made in the proxy. If not otherwise specified in the proxy, the shares will be voted in the election of directors for the nominees referred to above under "The Board of Directors", for the approval of the appointment of Arthur Andersen LLP as auditors for 1995 and against the shareholder proposals set forth above.

     It is not anticipated that any other matters will be presented to the meeting. If any other matters should be presented, the holders of the proxy will vote the shares represented thereby in accordance with their best judgment.

By order of the Board of Directors,

Lawrence A. Fox
Vice President and Secretary

Stamford, Connecticut
April 13, 1995

[LOGO]

          This document is printed on Champion(R) Register Bond/18 lb.

  This letter will accompany the 1995 Notice of Annual Meeting and Proxy Statement sent to participants who have pass-through voting rights with respect to shares of the Company's Common Stock owned by certain employee benefit plans of the Company.




TO ALL PARTICIPANTS IN
SAVINGS PLAN #077
STOCK OWNERSHIP PLAN #078
EMPLOYEE INVESTMENT AND STOCK OWNERSHIP PLAN #082
SAVINGS PLAN FOR HOURLY EMPLOYEES #158
- --------------------------------------------------------------------------------

     The Annual Meeting of Champion Shareholders will be held on May 18, 1995. At this meeting, shareholders will vote on four items which are described in the Proxy Statement.

     As a participant in one or more of these plans, you have the right to instruct the Trustee how to vote your equivalent shares at the Annual Meeting. We urge you to exercise this right. In order to instruct the Trustee how to vote, you must complete and return the accompanying voting instruction card. The number of equivalent shares you can vote is shown on the reverse side of the card.

     Please review the Proxy Statement before completing the voting instruction card. The card must be returned as soon as possible but not later than May 11, 1995. A postage-paid return envelope is enclosed for your convenience. It is important to remember that if you do not return the voting instruction card in timely fashion or if you return the card unsigned, your equivalent shares will not be voted by the Trustee.

     Plan participants should let their voices be heard by exercising their right to vote on matters submitted to the shareholders. We strongly urge you to participate this year by instructing the Trustee how to vote your equivalent shares.

     Please contact the Benefits Department in Hamilton, Ohio (513-868-4615 or Chamcon 868-4615) if you have any questions.

Kenwood C. Nichols
Chairman, Pension and Employee Benefits Committee
Vice Chairman, Champion International Corporation

April 13, 1995

Please mark your votes like this in black or blue ink.    /X/

- --------------------   -----------    ------------    -----------
#077 -- SAVINGS PLAN   #078 -- SOP    #082 -- ESOP    #158 -- HSP

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                               FOR ITEMS 1 AND 2.

Item 1 -- ELECTION OF DIRECTORS

Nominees: Sybil C. Mobley, Lawrence G. Rawl, Andrew C. Sigler and John L.
          Weinberg.
                                                                 FOR ALL
          FOR                     WITHHOLD                       EXCEPT
          ALL                     FROM ALL                       AS NOTED*
          / /                       / /                            / /

             *Withhold from following individual nominees (if any):

                 ----------------------------------------------

Item 2 -- Appointment of Arthur Andersen LLP as auditors for 1995.

          FOR                      AGAINST                        ABSTAIN
          / /                        / /                            / /

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                   AGAINST ITEMS 3 AND 4.

Item 3 -- Proposal by shareholder regarding a classified board of directors.

          FOR                      AGAINST                        ABSTAIN
          / /                        / /                            / /

Item 4 -- Proposal by shareholder regarding directors' retirement benefits.

          FOR                      AGAINST                        ABSTAIN
          / /                        / /                            / /

I understand that this card must be returned no later than May 11, 1995 in the enclosed envelope, if my voting instructions are to be honored. If it is not received by May 11, 1995 or if it is received but the voting instructions are invalid, my equivalent shares will not be voted.

   Please complete, date and sign below exactly as your name appears on the card.

               Dated: ------------------------------------ , 1995

                      ------------------------------------
                            Signature of Participant



                       CHAMPION INTERNATIONAL CORPORATION

                         VOTING INSTRUCTIONS TO TRUSTEE

Savings Plan #077                       Trustee:     The Northern Trust Company
Stock Ownership Plan #078               Trustee:     The Northern Trust Company
Employee Investment and Stock           Trustee:     Bankers Trust Company
Ownership Plan #082
Savings Plan for Hourly Employees #158  Trustee:     The Northern Trust Company

The undersigned hereby directs The Northern Trust Company, as Trustee of the Champion International Corporation Savings Plan #077, the Champion International Corporation Stock Ownership Plan #078 and the Champion International Corporation Savings Plan for Hourly Employees #158, and Bankers Trust Company, as Trustee of the Champion International Corporation Employee Investment and Stock Ownership Plan #082, to vote at the Annual Meeting of Shareholders of Champion International Corporation, called to be held on May 18, 1995, and at any adjournment or adjournments thereof, as set forth on the reverse side of this card:

                (Continued and to be SIGNED on the reverse side)

Please mark your votes like this in black or blue ink.     /X/

                     -----------   ------------------------
                        COMMON        DIVIDEND INVESTMENT

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                               FOR ITEMS 1 AND 2.


Item 1 -- ELECTION OF DIRECTORS

Nominees: Sybil C. Mobley, Lawrence G. Rawl, Andrew C. Sigler and John L.
          Weinberg.
                                                            FOR ALL
            FOR                 WITHHOLD                    EXCEPT
            ALL                 FROM ALL                    AS NOTED*
            / /                   / /                         / /

             *Withhold from following individual nominees (if any):

                 ----------------------------------------------

Item 2 -- Appointment of Arthur Andersen LLP as auditors for 1995.

           FOR                  AGAINST                   ABSTAIN
           / /                    / /                       / /


                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                          AGAINST ITEMS 3 AND 4.

Item 3 -- Proposal by shareholder regarding a classified board of directors.

          FOR                   AGAINST                   ABSTAIN
          / /                    / /                        / /

Item 4 -- Proposal by shareholder regarding directors' retirement benefits.

          FOR                   AGAINST                   ABSTAIN
          / /                    / /                       / /

   In their discretion, to vote upon such other business as may come before the meeting. THIS PROXY WILL BE VOTED AS SPECIFIED AND, IN THE ABSENCE OF ANY SPECIFICATION, WILL BE VOTED FOR THE ELECTION OF THE ABOVE DIRECTOR NOMINEES, FOR ITEM 2 AND AGAINST ITEMS 3 AND 4.

               Dated: ------------------------------------ , 1995

                      ------------------------------------

                      ------------------------------------
(Please sign above exactly as name appears on proxy. If joint account, all should sign.)



                       CHAMPION INTERNATIONAL CORPORATION              PROXY

                PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL

                     MEETING OF SHAREHOLDERS -- MAY 18, 1995

The undersigned constitutes and appoints ROBERT A. CHARPIE, LAWRENCE G. RAWL, WALTER V. SHIPLEY, JAMES S. TISCH and JOHN L. WEINBERG, and each of them, attorneys and proxies, each with full power of substitution and revocation, to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Champion International Corporation, called to be held on May 18, 1995 at 9:30 a.m. at One Champion Plaza, Stamford, Connecticut, and at any adjournment or adjournments thereof, as set forth on the reverse side of this card:

                (Continued and to be SIGNED on the reverse side)

- -----------------------------                           ------------------------
          Account                                            Number of Shares

                         PROXY - $92.50 PREFERENCE STOCK

                       CHAMPION INTERNATIONAL CORPORATION
                Proxy Solicited by Board of Directors for Annual
                     Meeting of Shareholders - May 18, 1995

     The undersigned constitutes and appoints ROBERT A. CHARPIE, LAWRENCE G. RAWL, WALTER V. SHIPLEY, JAMES S. TISCH AND JOHN L. WEINBERG, and each of them, attorneys and proxies, each with full power of substitution and revocation, to vote all shares of Preference Stock, $92.50 Cumulative Convertible Series, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Champion International Corporation, called to be held on May 18, 1995, at 9:30 a.m., at One Champion Plaza, Stamford, Connecticut, and at any adjournment or adjournments thereof, as set forth below:

      ----------------------------------------
      Directors recommend a vote FOR Items 1 and 2.

1. ELECTION OF DIRECTORS
   Nominees: Sybil C. Mobley, Lawrence G. Rawl, Andrew C. Sigler and John L. Weinberg

   FOR all director nominees                 WITHHOLD VOTE from all
   listed above (except as                   director nominees listed above
   noted*)

   --------                                   --------

          * Vote withheld from following individual nominees (if any):

                ------------------------------------------------

2. Approval of the appointment of Arthur Andersen LLP as auditors for 1995.

   For                  Against                          Abstain

   --------             --------                         --------


- -------------------------------------------------
Directors recommend a vote AGAINST Items 3 and 4.

3. Proposal by shareholder regarding a classified board of directors.

   For                  Against                          Abstain

   --------             --------                         --------


4. Proposal by shareholder regarding directors' retirement benefits.

   For                  Against                          Abstain

   --------             --------                         --------


In their discretion, to vote upon such other business as may come before the meeting. THIS PROXY WILL BE VOTED AS SPECIFIED AND, IN THE ABSENCE OF ANY SPECIFICATION, WILL BE VOTED FOR THE ELECTION OF THE ABOVE DIRECTOR NOMINEES, FOR ITEM 2 AND AGAINST ITEMS 3 AND 4.





                            DATED:                                        , 1995
                                  ----------------------------------------

                           -----------------------------------------------------
                           (Please sign above exactly as name appears on proxy.)